SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 9, 2003

Chart Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11442	34-1712937
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

5885 Landerbrook Drive, Suite 205, Cleveland, Ohio	44124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (440) 753-1490

(Former Name or Former Address, if Changed Since Last Report)

Item	9. Regulation FD Disclosure.

Chart Industries, Inc. (the “Company”) has decided to close its Distribution & Storage segment’s Plaistow, New Hampshire manufacturing facility as part of its continued operational restructuring program. Over the next several months, the Company plans to relocate products currently manufactured at its Plaistow facility to its facility in New Prague, Minnesota. Although this manufacturing facility will be closed, the Company plans to retain a sales, applications engineering and project management office in Plaistow.

The closure of the Plaistow facility is a result of continued soft demand for bulk storage tanks in the North American market. The Company has excess domestic capacity and this consolidation is expected to enable the Company to significantly improve its cost structure and profitability related to this product line. The Company does not foresee any supply disruption during the transition. The Company will work closely with its customers and is confident that it can fully supply their requirements.

This Current Report on Form 8-K contains forward-looking statements relating to the Company’s or management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, developments in disputes and litigation involving the Company, continued slowness in the Company’s major markets, the impact of competition, decreases in spending by industrial customers, the loss of major customers, the Company’s ability to attract and retain key personnel, technological, regulatory or other developments in the industry, changes in general economic, political, business and market conditions, the threat of terrorism and the impact of responses to that threat, the costs of compliance with environmental matters and responding to potential environmental liabilities, the ability of the Company to successfully realize operational restructuring savings and execute operational restructuring initiatives without unanticipated costs, and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any of these forward-looking statements.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHART INDUSTRIES, INC.

Date: December 9, 2003	By:	/S/ MICHAEL F. BIEHL

Michael F. Biehl
Chief Financial Officer and Treasurer

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